EXHIBIT 10.25

                           SEVENTH AMENDMENT OF LEASE
                  (PARTIAL TERMINATION AND SURRENDER AGREEMENT)

        THIS AGREEMENT (this "Agreement") is made as of the 23rd day of September 2003 between EASTVIEW HOLDINGS LLC ("Landlord"), a Delaware limited liability company, having an address at c/o LCOR Asset Management L.P., One Penn Plaza, Suite 3310, New York, New York 10119, and EMISPHERE TECHNOLOGIES, INC. ("Tenant"), a Delaware corporation, having an address at 765 Old Saw Mill River Road, Tarrytown, New York 10591.

                              W I T N E S S E T H :

        WHEREAS, Landlord's predecessor-in-interest and Tenant entered into a Lease dated as of March 31, 1997 (the "Original Lease"), for certain premises shown on Exhibit A of the Original Lease in the Linde Building (765 Old Saw Mill River Road) (the "Linde Building") and the Spine Building (777 Old Saw Mill River Road) (the "Spine Building") located within the project (the "Project") known as The Landmark at Eastview, in the Towns of Mt. Pleasant and Greenburgh, New York, as the Original Lease was amended by the Amendment of Lease dated as of January 31, 1999, as further amended by the Second Amendment of Lease (Partial Termination and Surrender Agreement) dated as of July 31, 2000, as further amended by the Third Amendment of Lease dated as of July 31, 2000, as further amended by the Fourth Amendment of Lease dated as of May 30, 2001 (the "Fourth Amendment"), as further amended by the Fifth Amendment of Lease dated as of February 11, 2002 and as further amended by the Sixth Amendment of Lease dated as of January 24, 2003 (collectively, as amended, the "Lease"), which Lease covers certain premises in the Linde Building and the Spine Building as more particularly described in the Original Lease and the amendments thereto (collectively, the "Premises"); and

        WHEREAS, Tenant wishes to surrender, and to be released and excused from performing certain of its obligations under the Lease with respect to certain spaces located in the Spine Building and the Linde Building (collectively, the "Surrender Space"), which Surrender Space is comprised of the following spaces:
(i) approximately 13,912 r.s.f. of space on the first floor of the Spine Building and approximately 7,222 r.s.f. of space on the Mezzanine level of the Linde Building as such spaces are shown on Schedules A-1 and A-2 attached hereto (collectively, "Surrender Space A"); (ii) approximately 7,888 r.s.f. of space on the first floor of the Spine Building as shown on Schedule B attached hereto ("Surrender Space B") and (iii) approximately 2,056 r.s.f. of space on the first floor of the Spine Building as shown on Schedule C attached hereto ("Surrender Space C"). Landlord is willing to grant such release and accept such surrender of the Surrender Space, upon the terms and conditions set forth in this Agreement.

        WHEREAS, Landlord and Tenant desire to amend the Lease to add approximately 3,000 rentable square feet of space on the C-level of the Spine Building substantially as shown hatched on the floor plan annexed hereto as Schedule D (the "Additional Premises No. 6") to the Premises and otherwise amend the Lease, all on the terms and conditions provided in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

        1. All capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Lease.

        2. (a) On or before the dates set forth below, (each such date, a "Surrender Date") Tenant shall vacate and surrender possession of the applicable Surrender Space to Landlord and shall surrender all of Tenant's right, title and interest in and to such Surrender Space under the Lease, (except to the extent Tenant is required to re-let all or a portion of the Surrender Space as set forth in Paragraph 13 below) with the intent and purpose that the Term of the Lease with respect to such Surrender Space shall be extinguished in the same manner and with the same effect as if the Term of the Lease with respect to such Surrender Space had expired on such Surrender Date.

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                  Surrender Space           Surrender Date
                  ---------------           --------------
                  Surrender Space A:        October 23, 2003
                  Surrender Space B:        December 15, 2003
                  Surrender Space C:        March 1, 2004

        Tenant acknowledges that Progenics shall be deemed a third party beneficiary of Tenant's agreement with Landlord to surrender the Surrender Space on the dates provided for herein, and Progenics shall have the right to bring an action for monetary damages if tenant fails to vacate the Surrender Space on or before the applicable Surrender Dates.

                (b) Notwithstanding the foregoing, in the event Tenant surrenders Surrender Space B and/or Surrender Space C in the condition required hereunder prior to the foregoing Surrender Date with respect to such Surrender Space and has delivered to Landlord written notice of Tenant's intention to surrender such Surrender Space at least 15 days prior to the date such Surrender Space is surrendered, the Surrender Date for such space shall be deemed to be the date such Surrender Space is actually surrendered.

                (c) Tenant acknowledges and agrees that this Agreement is being entered into by the parties in connection with a lease of the Surrender Space (the "Progenics Lease") to Progenics Pharmaceuticals, Inc. ("Progenics"). The effectiveness of this Agreement is conditioned upon the execution and delivery of the Progenics Lease by Progenics and Landlord. In the event the Progenics Lease has not been executed and delivered by Progenics and Landlord on or before the earliest Surrender Date, the earliest Surrender Date (and any later Surrender Date that shall have occurred) shall be postponed until such time as Progenics and Landlord have executed and delivered the Progenics Lease. In the event the Progenics Lease has not been executed and delivered by Landlord and Progenics by November 15, 2003, either party may terminate this Agreement upon five (5) days prior written notice to the other party. In the event the Progenics Lease has been signed by the parties but Progenics terminates the Progenics Lease as to all or a part of the Surrender Space as a result of Tenant's failure to surrender all or any part of the Surrender Space upon the Surrender Dates set forth above, this Agreement shall terminate and be of no further force or effect with respect to such portion of the Surrender Space that Progenics is not obligated to lease. It is the intention of the parties hereto that there shall be no lapse in time between the date the Lease terminates as to all or any portion of the Surrender Space and the date the Progenics Lease commences as to such Surrender Space and Tenant shall be obligated to pay all Fixed Rent and Additional Rent payable under the Lease to the extent such lapse in time shall have occurred.

        3. Tenant shall pay all Fixed Rent and Additional Charges accruing under the Lease with respect to the Surrender Space through and including the applicable Surrender Date in accordance with the Lease.

        4. On each applicable Surrender Date, Tenant shall deliver the Surrender Space to Landlord vacant, broom clean and free and clear of all tenancies, subtenancies and occupancies, and otherwise in the condition in which the Premises are required to be surrendered to Landlord under the terms of the Lease (as amended by this Agreement) upon the expiration of the Term of the Lease, and otherwise in accordance with the terms of the Lease (as amended by this Agreement), including, without limitation, Articles 12 and 13 of the Lease. Notwithstanding the foregoing, Landlord acknowledges and agrees that Progenics has agreed to accept the Surrender Space in "as is" condition, subject to Tenant removing any Tenant's Property which Progenics has not agreed to use during the term of their Lease. Therefore, Landlord agrees to accept the Surrender Space in the same condition as Progenics agrees to accept it.

        5. On each applicable Surrender Date, Landlord shall accept the surrender of such Surrender Space and release Tenant from its obligations under the Lease with respect only to such Surrender Space, except that Tenant shall continue to remain liable thereafter: (a) for Landlord's liabilities, costs and expenses of every nature occasioned by Tenant's failure to surrender the Surrender Space to Landlord in accordance with the terms of the Lease, as amended by this Agreement (including, without limitation, reasonable attorneys' fees and disbursements and reasonable attorneys' fees and disbursements incurred in establishing liability under this Paragraph 5 and in collecting amounts payable hereunder); (b) for all liabilities and claims incurred by or made against Landlord and/or Tenant for labor and materials asserted to have been furnished to Tenant or anyone claiming by, through or under

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Tenant with respect to such Surrender Space, up to and including the applicable
Surrender Date; (c) for any claims by Landlord against Tenant for contribution or indemnification or both arising out of third-party claims against Landlord to the extent provided for in the Lease, as amended by this Agreement; (d) for all obligations and liabilities of Tenant with respect to such Surrender Space accruing on or prior to the applicable Surrender Date; and (e) for all other obligations of Tenant with respect to such Surrender Space expressly provided in the Lease to survive the termination or expiration of the Lease.

        6. Effective on each applicable Surrender Date, Tenant releases Landlord and its successors and assigns from and against any and all claims, obligations and liabilities of every kind or nature whatsoever thereafter arising out of or in connection with the applicable Surrender Space except any claim relating to the current audit involving taxes, operating expenses and utility charges for Operating Years 2002 and 2003.

        7. Effective on each applicable Surrender Date, the Lease shall be deemed amended as follows in order to reflect the Surrender of the applicable Surrender Space:

                (a) "Tenant's Proportionate Share" as defined in Section 4.0(c) of the Original Lease, as last amended in Paragraph 5 of the Fourth Amendment, shall be reduced as follows with respect to each Surrender Space:

                Surrender Space A:     2.85%
                Surrender Space B:     1.06%
                Surrender Space C:      .28%

Upon the surrender of all of the Surrender Space, the "Tenant's Proportionate Share" shall mean 11.35% (subject to change as set forth in Sections 4.01(c) and 4.06 of the Original Lease).

                (b) The "Fixed Rent" as defined in Section 1.04 of the Original Lease, as amended, shall be reduced by the following amounts:

                Surrender Space A:     $453,583 per annum ($37,798.59 per month)
                Surrender Space B:     $173,536 per annum ($14,461.33 per month)
                Surrender Space C:     $45,232 per annum ($3,769.33 per month)

From and after the Surrender Date, all references in the Lease to "Exhibit B", as amended, shall be deemed to mean Exhibit B as modified by this Paragraph 7(b).

                (c) The number of parking spaces Tenant may use on a non-exclusive basis as set forth in Section 35.01 and Exhibit D of the Original Lease shall be decreased by 70 and the total number of parking spaces Tenant may use on a non-exclusive basis as set forth in Section 35.01 and Exhibit D of the Original Lease shall be 280.

        8. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall affect Tenant's obligations and liabilities with respect to the remainder of the Premises, other than the Surrender Space, demised to Tenant under the Lease (the "Remaining Premises"), which obligations and liabilities shall continue under the Lease (as amended by this Agreement) as if this Agreement had not been made. From and after each applicable Surrender Date, the term "Premises" under the Lease (and all references in the Lease thereto) shall be deemed to mean only the Remaining Premises.

        9. Landlord shall have no obligation to perform any work in, or to otherwise alter or improve the Remaining Premises (or to pay Tenant any sum toward any such work, alterations or improvements), in order to separately demise the Remaining Premises or otherwise, in connection with, or as a result of, this Agreement.

        10. Tenant represents and warrants on behalf of itself and its successors and assigns, that it has not done or suffered to be done (and Tenant agrees that it will not do or suffer to be done) anything whereby the

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Surrender Space or any alteration, decoration, installation or improvement in and to the Surrender Space (collectively, the "Improvements") has or will become encumbered in any way whatsoever and that no one other than Tenant has acquired or will acquire through or under Tenant any right, title or interest in, to or under the Surrender Space or the Improvements. This Paragraph 10 shall survive the termination or expiration of the Lease and this Agreement.

        11. Simultaneously with the execution and delivery of this Agreement, Landlord and Tenant shall execute a New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate (the "TP-584"). Tenant shall file the TP-584 on or before the date required by law with the New York State Department of Taxation and Finance and shall give Landlord written notice of such filing. Although Landlord and Tenant do not anticipate that any New York State Real Estate Transfer Tax ("State Transfer Tax") will be payable in connection with this Agreement or the transaction contemplated hereby, to the extent any State Transfer Tax is due and payable by Tenant as transferor, Tenant shall pay same as and when due and shall also pay any and all late fees, penalties and interest assessed for failure to pay same when due. Tenant shall indemnify and hold harmless Landlord for, from and against any and all liabilities, losses, claims, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and reasonable attorneys' fees and disbursements incurred in establishing liability, and in collecting amounts payable, under this Paragraph 11) arising from a breach of Tenant's obligations under this Paragraph 11 or incurred in connection with any State Transfer Tax and/or any other real estate or real property transfer tax that is or may become, or may be asserted to be or become, due, owing or imposed in connection with this Agreement or the surrender of the Surrender Space now or hereafter by the State of New York or any agent or instrumentality of such State, including, without limitation, any late charges, penalties and interest imposed or to be imposed in connection therewith. Tenant shall file such other returns, affidavits and/or other documents, if any, that may be required in connection with such other taxes and Landlord shall sign such returns, affidavits and documents as required by law and otherwise cooperate with Tenant in making any filing required in connection with such taxes. This Paragraph 11 shall survive the termination or expiration of the Lease and this Agreement.

        12. Landlord acknowledges that Progenics and Tenant have agreed in a separate agreement that, prior to August 31, 2005, Progenics will not make any structural changes to the Surrender Premises without first obtaining Tenant's consent which consent shall not be unreasonably withheld or delayed and shall be granted or denied within 10 days of the date Progenics delivers notice of such alteration to Tenant, which notice shall include a copy of the plans for such alteration that are delivered to Landlord under the terms of the Progenics Lease. Tenant acknowledges and agrees that Progenics intends to change the use of some or all of the office space to laboratory space (including the installation of a bio-reactor and ancillary facilities in Surrender Space B).

        13. In the event that Progenics should vacate or surrender any of the Surrender Space on or before August 31, 2005 (such space being hereinafter referred to as the "Put Space"), Tenant shall be required to re-let such space that has been vacated or surrendered by Progenics under the terms and conditions set forth in the Lease upon thirty (30) days written notice to Tenant. Fixed rent and additional rent for the Put Space shall commence thirty (30) days after the delivery of such notice to Tenant. The space to be re-let by Tenant pursuant to this Paragraph must be an entire Surrender Space, and not a portion of the Surrender Space, so that Tenant is obligated only to re-let the Surrender Space shown on Schedules "A-1", "A-2", "B" or "C" and not a portion of any of those four separate areas of space. In the event Tenant is required to re-let Surrender Space C, Tenant shall be permitted to surrender to Landlord the new archival space that will be constructed by Tenant to replace Surrender Space C. The Fixed Rent, Tenant's Proportionate Share and number of parking space shall be adjusted to reflect the addition of the Put Space. Upon notice from Landlord that Progenics has vacated or surrendered any Put Space, such space shall automatically be deemed part of the Premises without any further action, though the parties agree to sign an agreement memorializing the addition of the Put Space to the Premises, however, a failure by either party to sign such an agreement shall not affect the addition of the Put Space to the Premises. Landlord shall not be required to furnish any materials or perform any work to prepare the Put Space for Tenant's occupancy (except the Put Space shall be delivered vacant and in "broom clean" condition) and Landlord shall not be required to reimburse Tenant for any alterations made or to be made by Tenant to the Put Space.

        14. (a) Provided (i) the Lease is in full force and effect and there shall not then be existing a default continuing beyond all notice and grace periods under the Lease and (ii) Tenant is actually occupying the entire Remaining Premises, if after August 31, 2005 any of the Surrender Space becomes available for rental (which for

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purposes of this Paragraph shall mean an entire Surrender Space as shown on
Schedules "A-1", "A-2", "B" or "C" and not a portion of such four Surrender Spaces), after taking into account any right of Progenics (and it successors and/or assigns) to extend or renew its lease (such available portion of the Surrender Space being hereinafter referred to as the "Available Space"), Landlord shall deliver a written notice (the "Offer Notice") to Tenant offering to lease to Tenant the Available Space upon the same terms as set forth in the Lease for similar space, and Landlord shall not lease the Available Space to any person or entity unless and until Landlord has complied with the provisions of this Paragraph 14(a). The Offer Notice shall specify the approximate square footage of the Available Space, the rate of Fixed Rent per rentable square foot, and the date the Available Space will become available for lease (the "Option Space Commencement Date"). Fixed Rent shall be defined for purposes of this Paragraph as the rent for the period ending December 31, 2007 as set forth under the terms of the Lease, (i.e., $23.00 per rsf NNN), and for the period ending December 31, 2009 as the rent to be paid under the Progenics Lease for such Surrender Space. Thereupon, Tenant shall have one option exercisable within, but in no event later than, thirty (30) days after the giving of the Offer Notice to elect by notice (the "Acceptance Notice") given to Landlord within said thirty
(30) day period to lease the entire Available Space upon the terms and conditions set forth in the Offer Notice and otherwise on the terms contained in the Lease.

                (b) If Tenant shall duly exercise its option to lease the Available Space within the time and in the manner specified in Paragraph 14(a) above, and there shall not then be existing a default continuing beyond all notice and grace periods under the Lease, then automatically on the Option Space Commencement Date, Landlord shall deliver to Tenant vacant possession of the Available Space and the Available Space shall automatically be deemed and added to and form part of the Premises under the Lease upon all of the same terms and conditions as are contained in the Lease except that:

                        (i) The Fixed Rent payable by Tenant under the Lease shall be increased by the Fixed Rent for the Available Space (as determined in Paragraph 14(a) above).

                        (ii) Tenant's Proportionate Share shall be increased to reflect the addition of the Available Space to the Premises.

                        (iii) The number of parking spaces allocated for Tenant's use shall be increased by 3 spaces for each 1000 rentable square feet in the Available Space.

                (c) It is an express condition of the option granted to Tenant pursuant to the terms of this Paragraph 14 that time is of the essence with respect to Tenant's exercise of its option within the period above provided.

                (d) Tenant shall have only one first refusal option with respect to the Available Space (whether or not it elects to exercise such option), and after Landlord offers to lease to Tenant any Available Space and Tenant fails to exercise its option to lease the Available Space, Tenant shall have no further first refusal option with respect to the Available Space. However, Tenant shall continue to have a first refusal option to lease any portion of the Surrender Space that was not the subject of an Offer Notice.

        15.     (a)     The Additional Premises No. 6 is hereby added to, and
shall be considered a part of, the Premises effective on the date Tenant surrenders Surrender Space C (the "Additional Premises No. 6 Commencement Date"). The leasing of the Additional Premises No. 6 shall be upon all of the terms, conditions and provisions of the Lease, except as otherwise provided in this Agreement. After the Additional Premises No. 6 Commencement Date, all references in the Lease to the "Premises" or the "demised premises" shall be deemed to include the Additional Premises No. 6, unless the context requires otherwise and except as otherwise provided in this Agreement.

                (b) Tenant shall accept possession of the Additional Premises No. 6 in "as is" condition on the Additional Premises No. 6 Commencement Date and Landlord shall have no obligation to perform any work or make any installations in order to prepare the Additional Premises No. 6 for Tenant's occupancy. Tenant, at Tenant's sole cost and expense, shall build the demising wall in the Additional Premises No. 6. The taking of

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occupancy of the whole or any part of the Additional Premises No. 6 by Tenant shall be conclusive evidence, as against Tenant, that Tenant accepts possession of the same and that the Additional Premises No. 6 were in good and satisfactory condition at the time such occupancy was so taken and that the Additional Premises No. 6 were substantially as shown on Schedule D. The parties agree to have the rentable square footage of the Additional Premises No. 6 measured by an independent architect selected by Landlord using BOMA standards (which includes the loss factor for the Building) after Tenant has constructed the demising wall in the Additional Premises No. 6. The Fixed Rent for Additional Premises No. 6 and Office Tenant's Proportionate Share (as hereinafter defined) shall be determined using such measurement.

                (c) Effective on the Additional Premises No. 6 Commencement Date, the per annum Fixed Rent under the Lease shall be increased on account of Additional Premises No. 6 by an amount equal to the product of (x) the number of rentable square feet in Additional Premises No. 6 (as determined in Paragraph 15(b) above) and (y) $20. In the event the number of rentable square feet in the Additional Premises No. 6 has not been determined by the Additional Premises No. 6 Commencement Date, Tenant shall pay the Fixed Rent based on 3,000 r.s.f.. Upon obtaining the correct measurement of the Additional Premises No. 6 the parties shall adjust the Fixed Rent accordingly and either Landlord shall credit Tenant for any overpayment or Tenant shall pay Landlord for any underpayment within 30 days of the date such measurement is obtained.

                (d) Notwithstanding anything to the contrary in the Lease, the Additional Premises No. 6 shall only be used for general administrative and executive offices and/or archival space.

                (e) For the purpose of this Agreement, the following terms shall have the following meanings:

                        (i) "Electric Inclusion Amount" shall mean the amount equal to the product of (x) the number of rentable square feet in Additional Premises No. 6 (as determined in Paragraph 15(b) above) and (y) $2.25.

                        (ii) "Office Tenant's Proportionate Share" shall mean the quotient obtained by dividing the number of rentable square feet in the Additional Premises No. 6 (as determined in Paragraph 15(b) above) by 741,495, subject to any changes as a result of the applicable provisions in Sections 4.01(c) and 4.06 of the Original Lease.

                        (iii) "Base Tax Factor" shall mean the Taxes payable for the Tax Year beginning January 1, 2004.

                        (iv) "Base Operating Factor" shall mean the Operating Expenses paid or incurred with respect to the Operating Year beginning January 1, 2004.

                (f) The first sentence of Section 4.03 of the Original Lease shall not apply to Additional Premises No. 6. In lieu thereof, the following provision shall apple: For each Tax Year, any part of which shall occur during the Term, Tenant shall pay to Landlord an amount (prorated to the extent provided in Section 4.05 of the Original Lease, if applicable) (herein called "Office Tenant's Tax Payment") equal to Office Tenant's Proportionate Share of the amount by which the Taxes for such Tax Year are greater than the Base Tax Factor. Office Tenant's Tax Payment shall be added to and deemed part of the Tax Payment and paid in accordance with the payment terms in Section 4.03 of the Original Lease.

                (g) Section 5.02 of the Original Lease shall not apply to Additional Premises No. 6. In lieu thereof, the following provision shall apply:
For each Operating Year, any part of which occurs during the Term, Tenant shall pay to Landlord an amount (prorated to the extent provided in Section 5.6 of the Original Lease, if applicable) (herein called "Office Tenant's Operating Payment") equal to Office Tenant's Proportionate Share of the amount by which Operating Expenses for such Operating Year are greater than the Base Operating Factor. Office Tenant's Operating Payment shall be added to and deemed part of the Operating Payment and said payments shall be made as provided in Section 5.3 of the Original Lease.

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                (h)     Electricity shall be supplied to the Additional Premises
No. 6 by Landlord in accordance with the terms set forth in Schedule F attached hereto and made a part hereof.

        16. Landlord and Tenant each represents and warrants to the other that it has not dealt with any broker in connection with this Agreement other than Insignia/ESG and LCOR Asset Management L.P. (collectively, the "Brokers"). The execution and delivery of this Agreement by each party shall be conclusive evidence that such party acknowledges that the other party has relied upon the foregoing representation and warranty. Landlord and Tenant shall indemnify and hold harmless the other from and against any and all claims for commission, fee or other compensation by any person (other than the Brokers), who claims to have dealt with such party in connection with this Agreement and for any and all costs incurred by the indemnified party in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. This Paragraph 16 shall survive the expiration or earlier termination of the Lease or this Agreement. Landlord and Tenant shall each pay Insignia/ESG a portion of the total commission due in connection with this Agreement and the Lease of the Surrender Space to Progenics pursuant to separate agreements with Insignia/ESG. Landlord shall pay any commission due LCOR Asset Management L.P. pursuant to a separate agreement. Notwithstanding anything to the contrary in this Paragraph 16, Tenant shall indemnify and hold harmless Landlord from and against any and all claims for a commission, fee or other compensation by Insignia/ESG (and its successors and assigns) arising out of this Agreement and the lease to Progenics through the period ending August 31, 2007 (but not including (i) any claim for the commission due on the Progenics Lease for the portion of the lease term after August 31, 2007 and (ii) any claim for a commission under any written agreement between Insignia/ESG and Landlord).

        17.     (a)     Landlord and Tenant acknowledge and agree that, under
the terms of the Lease between Landlord and Progenics, the fixed rent includes certain amounts, as such amounts are shown on Schedule E attached hereto, which are attributable to the use of certain furniture and equipment in Surrender Space A and Surrender Space B. For purposes of this Agreement, the payment by Progenics of the fixed rent attributable to the use of such furniture and equipment is hereinafter referred to as the "Furniture Payment." Landlord agrees to pay to Tenant, or credit Tenant's Fixed Rent, an amount equal to the Furniture Payment, but only to the extent the Furniture Payment is paid to Landlord by Progenics. Such payment or credit to Tenant by Landlord shall be made within thirty (30) days of the date Landlord receives the Furniture Payment from Progenics. If Landlord decides to credit Tenant (instead of making a payment to Tenant for the Furniture Payment) and Landlord informs Tenant that it intends to credit Tenant's rent payment such amount, and in reliance thereon Tenant pays to Landlord its rental payment (less the anticipated Furniture Payment credit), Tenant shall not be charged a late charge, interest or penalties with respect to such monthly payment, notwithstanding that such credit was actually given after the date Tenant's rental payment was due. If Tenant is no longer a tenant at the Premises, the Furniture Payment due Tenant shall be mailed within thirty (30) days of receipt of payment by Landlord to Tenant at an address designated by Tenant. Except as set forth herein, Landlord shall have no liability to Tenant for Progenics' failure to pay to Landlord the Furniture Payment. Landlord agrees to give Tenant notice of Progenics' failure to pay the fixed rent (or any portion thereof) to Landlord if such payment is not received within 30 days after the date such payment is due. If Landlord does not receive all or a portion of the fixed rent from Progenics within 20 days of the date such payment is due, Landlord agrees to demand such Furniture Payment from Progenics by letter, a copy of which is to be delivered to Tenant. Tenant shall be deemed a third party beneficiary to the agreement by Progenics to pay Landlord the Furniture Payment, and Tenant shall have the right to bring an action against Progenics to enforce Progenics obligation to pay the Furniture Payment to Landlord. Landlord agrees to cooperate with Tenant in the enforcement of Tenant's rights as a third party beneficiary under this Agreement, as well as any rights Tenant may seek to assert under any other additional documents executed or instruments filed with respect to the Furniture Payment.

                (b) If an "Event of Default" occurs under the Progenics Lease as a result of Progenics' failure to pay the fixed rent due thereunder (a "Progenics Rent Default"), and as a result thereof Landlord fails to pay to or credit Tenant the Furniture Payment, Landlord agrees to bring a legal action against Progenics in order to enforce the terms of the Progenics Lease (taking into consideration that Landlord cannot bring a separate action if Progenics files for bankruptcy). Landlord agrees to give Tenant notice of the nature of the legal action taken against Progenics promptly after such action is taken and Landlord shall deliver to Tenant copies of all legal documents served upon Progenics in connection with such action. In the event Landlord fails to take any legal action against Progenics, to the extent required by the prior sentence, within 60 days after the date such Event of Default shall have occurred, Landlord shall be obligated to pay to or credit Tenant the Furniture Payments coming due after the expiration of such 60 day period until Landlord commences such legal action against Tenant (but only to the extent such payments have not been made to Tenant through a draw down on the Progenics LC (as hereinafter defined)). In addition to the foregoing, if a Progenics Rent Default occurs, Landlord shall be required to draw down on the Letter of Credit held by Landlord under the Progenics Lease (the "Progenics LC"), in one or more draws, within forty (40) days after a Progenics Rent Default, in the amounts necessary to pay the Furniture Payment and to pay such drawn down amount to Tenant as the Furniture Payment come due, provided however, the maximum amount of the Progenics LC that will be applied to the Furniture Payment is $50,000. Nothing in the foregoing sentence is intended to restrict Landlord from drawing down the entire amount of the Progenics LC, provided that $50,000 of the proceeds thereof are, to the extent necessary, used as provided in the prior sentence. Prior to August 31, 2012, Landlord shall not be permitted to apply $50,000 of the Security Deposit for any purpose other than to pay Tenant the Furniture Payment as provided herein in the event Progenics defaults in making such payments. The forgoing sentence shall not apply if Tenant and Progenics agree to an earlier termination of the Furniture Payments at which point Tenant shall no longer have any interest in the Progenics LC or the proceeds thereof.

                (c) If less than 100% of the fixed rent payable by Progenics is paid for any month, and such partial fixed rent payment is not due to a rent abatement or setoff by Progenics due to Tenant's failure to provide HVAC Service as provided in Paragraph 18 below, Landlord and Tenant shall share such partial fixed rent payment based on each parties' pro rata share of the fixed rent payable by Progenics. Notwithstanding anything to the contrary herein, if Progenics abates the portion of its fixed rent attributable to the Furniture Payment as a result of Tenant's failure to provide the HVAC Service, as such abatement is provided for in Section 28.1(F) of the Progenics Lease, Landlord shall (i) not be required to bring a legal action against Progenics for such abated rent and (ii) not be liable to pay to or credit Tenant the Furniture Payment to the extent Progenics has abated the fixed rent allocated to the Furniture Payment. Any sums recovered by Landlord as a result of a legal action against Progenics as provided under this Paragraph 16 shall be shared by Landlord and Tenant based on each parties pro rata share of the fixed rent under the Progenics Lease, after first deducting Landlord's legal fees and expenses incurred in connection with obtaining such recovery.

        18. Tenant acknowledges and agrees that the air-handler unit (the "Air Handler") that provides heating and air conditioning service (the "HVAC Service") to Surrender Space B is operated and maintained by Tenant and that Tenant is required to continue to provide HVAC Service to Surrender Space B during the term of Tenant's Lease in quantities necessary to provide for the comfortable occupancy of Surrender Space B by the occupants of such space. Tenant shall continue to be liable to Landlord for the cost of all of the electric power used by the Air Handler as provided in the Lease. Landlord and Tenant acknowledge and agree that, under the terms of the Lease between Landlord and Progenics, Progenics has agreed to pay to Landlord an amount equal to Progenics' pro rata share of the cost of providing the HVAC service to Surrender Space B based on a measurement of the airflow provided to the Surrender Space B. Such payments are hereinafter referred to as the "HVAC Payment". Landlord agrees to pay to Tenant or credit Tenant's Fixed Rent an amount equal to the HVAC Payment, but only to the extent the HVAC Payment is paid to Landlord by Progenics. Such payment or credit to Tenant by Landlord shall be made within thirty (30) days of the date Landlord receives the HVAC Payment from Progenics. Landlord shall have no liability to Tenant for Progenic's failure to pay to Landlord the HVAC Payment, however, Landlord agrees to give Tenant notice of Progenics' failure to pay the HVAC Payment to Landlord if such payment is not received within 30 days after the date such payment is due. If Landlord does not receive the HVAC Payment within 20 days of the date such payment is due, Landlord agrees to demand such HVAC Payment from Progenics by letter, a copy of which is to be delivered to Tenant. Tenant shall be deemed a third party beneficiary to the agreement by Progenics to pay Landlord the HVAC Payment, and Tenant shall have the right to bring an action against Progenics to enforce Progenics obligation to pay the HVAC Payment to Landlord. Tenant shall indemnify and hold harmless Landlord from and against any and all costs and expenses, including reasonable attorneys fees and expenses, arising out of or related to any action commenced by Tenant against Progenics with respect to the HVAC Payment, and all cost and expenses, including reasonable attorneys fees and expenses, in connection with enforcing this indemnification. At Tenant's expense, Landlord agrees to cooperate with Tenant in the enforcement of Tenant's rights as third party beneficiary under this Agreement, as well as any rights Tenant may seek to assert under any other additional documents executed or instruments filed with respect to the HVAC Payment. Progenics shall be deemed a third party beneficiary to Tenant's obligation to provide HVAC Service to Surrender Space B.

        19. Landlord acknowledges and agrees that, pursuant to the terms of a separate agreement between Tenant and Progenics, Tenant's IT/telecom personnel shall have access to the satellite closets located in Surrender Space A until such time as Tenant has surrendered Surrender Space B. Tenant has agreed to access such satellite closets during business hours on telephonic notice to Progenics. Landlord shall have no liability to Tenant in the event Progenics breaches its agreement to provide the foregoing access. In addition, Progenics has agreed in a separate agreement with Tenant to permit Tenant to have access through Surrender Space A in order to access Surrender Space C until such time as Surrender Space C is delivered to Progenics.

        20. This Agreement shall not be binding upon or enforceable against Landlord or Tenant unless and until Landlord and Tenant shall have each executed and unconditionally delivered to the other an executed counterpart of this Agreement. This Agreement may not be amended, modified or changed except in writing executed by both parties.

        21. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

        22. This Agreement shall be governed by, and construed and interpreted in accordance with, New York law, without regard to conflicts of law principles.

        23. Except as amended by this Agreement, the Lease is ratified and confirmed and remains in full force and effect.

        IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the day and year first written above.


                                   LANDLORD:

                                   EASTVIEW HOLDINGS LLC

                                   By:   EASTVIEW SPE INC., its managing member


                                         By: /S/ David W. Klock
                                             Name:
                                             Title: SVP


                                   TENANT:

                                   EMISPHERE TECHNOLOGIES, INC.


                                   By: /S/ Shepard M. Goldberg
                                   Name:
                                   Title: SVP, Operations

STATE OF NEW YORK       )
                        ) ss.:
COUNTY OF NEW YORK      )

        On the 26th day of Sept. in the year 2003 before me, the undersigned, personally appeared David W. Klock, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is
(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity (ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

                                     /S/ Alicia M. Thomas
                                     Notary Public


STATE OF NEW YORK       )
                        ) ss.:
COUNTY OF NEW YORK      )

        On the 23rd day of September in the year 2003 before me, the undersigned, personally appeared Shepard Goldberg, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity (ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

                                     /S/Loretta Miraglia
                                     Notary Public

                                  SCHEDULE A-1

                       Surrender Space A (Spine Building)

                               [FOLLOWS THIS PAGE]

                                  SCHEDULE A-2

                       Surrender Space A (Linde Building)

                               [FOLLOWS THIS PAGE]

                                   SCHEDULE B

                                Surrender Space B

                               [FOLLOWS THIS PAGE]

                                   SCHEDULE C

                                Surrender Space C

                               [FOLLOWS THIS PAGE]

                                   SCHEDULE D

                            Additional Premises No. 6

                               [FOLLOWS THIS PAGE]

                                   SCHEDULE E

                                Furniture Payment

(a) $158,505 per annum ($13,208.75 per month) from the Commencement Date to and including August 31, 2007; and

(b) $105,670.00 per annum ($8,805.84 per month) from September 1, 2007 to and including December 31, 2009.

(c) $63,402 per annum ($5,283.50 per month) from January 1, 2010 to and including August 31, 2012.

(d) $0 after August 31, 2012 (even if Progenics extends the term of its Lease).

                                   SCHEDULE F

               Electricity Provisions for Addition Premises No. 6

1. Landlord shall furnish the electric energy that Tenant reasonably requires in the Additional Premises No. 6 on a rent inclusion basis. That is, the Fixed Rent for the Additional Premises No. 6 includes the "Electric Inclusion Amount" (as adjusted pursuant to this Schedule F), which the parties have agreed is the reasonable value to Tenant of normal electric service for lighting, light office equipment and the usual small business machines during Operating Hours. Accordingly, there shall be no charge to Tenant for such electric energy by way of measuring the same on any meter or otherwise, such electric energy being included in Landlord's services which are covered by the Fixed Rent. Landlord shall not be liable in any way to Tenant for any interruption or failure of or defect in the supply or character of electric energy furnished to the Additional Premises No. 6 or for any loss, damage or expense Tenant may sustain if either the quantity or character of electric service is changed or is no longer suitable for Tenant's requirements, whether by reason of any requirement, act or omission of the public utility or other provider serving the Building with electricity or for any other reason, except for the gross negligence or willful misconduct of Landlord.

2. Tenant shall at all times comply with the rules, regulations, terms and conditions applicable to service, equipment, wiring and requirements of the public utility or other provider supplying electricity to the Building. Tenant agrees that at no time will the electrical demand load in the Additional Premises No. 6 exceed in the aggregate eight (8) watts per usable square foot of the Additional Premises No. 6. Tenant shall not, without Landlord's prior written consent in each instance, connect any fixtures, machinery, appliances or equipment to the Building electric distribution system or make any alteration or addition to Tenant's machinery, appliances or equipment, or the electric system of the Additional Premises No. 6, if the effect thereof would be to increase the electrical load in the Additional Premises No. 6 over the load specified in this Paragraph 2 or in Paragraph 4 below. Should Landlord grant such consent, all additional risers or other equipment required therefor shall be provided by Tenant at Tenant's sole cost and expense.

3. If the public utility (or other provider) rate schedule for the supply of electric energy to the Building and/or the surcharge for fuel cost or any other charge made by the public utility or other provider supplying electric energy to the Building and/or the taxes payable by Landlord with respect to such electric energy are increased or decreased after the date of this Lease and/or the service classification at which Landlord purchases electric energy is changed after the date of this Lease resulting in an increase or decrease in the cost to Landlord of electrical energy, the Fixed Rent shall be increased or decreased by an amount equal to the product of (i) the then-existing Electric Inclusion Amount and (ii) the percentage increase or decrease in such public utility (or other provider) rate schedule, fuel adjustment or other charge, taxes or cost. Any such increase or decrease shall be effective as of the date of such increase or decrease and shall be made retroactively if necessary. Upon the request of either party, Landlord and Tenant shall execute a supplementary agreement confirming the increase or decrease. In no event shall the provisions of this Paragraph 3 operate to reduce the Fixed Rent for the Addition Premises No. 6 below the amount stated in this Agreement nor the Electric Inclusion Amount below the amount stated in the this Agreement.

4. The Electric Inclusion Amount is based upon Landlord's assumption that Tenant's initial electrical installation will not result in a total demand electrical load for lighting and equipment in excess of eight (8) watts per usable square foot made available for the Additional Premises No. 6 and that Tenant will, except for the purpose of office cleaning, use electrical energy only during Operating Hours. Accordingly, if Tenant's initial electrical installation exceeds such criteria, or if from time to time Tenant makes material use of electricity during hours other than Operating Hours, or if from time to time Tenant after completion of its initial installation adds or changes any machinery, appliances or equipment which materially increases the aggregate electrical load in the Additional Premises No. 6, the Electric Inclusion Amount and the Fixed Rent shall from time to time be equitably adjusted to reflect the resulting increase in such use. Landlord shall furnish a statement of Landlord's determination as to the amount of the adjustment, and the same shall become binding upon the parties unless, within thirty (30) days, Tenant notifies Landlord that it disputes the amount of such adjustment, in which event the parties shall in good faith make reasonable attempts to come to agreement, and, if Landlord and Tenant cannot agree thereon, the amount of such adjustment shall be determined, based on standard practices, by an independent electrical consultant selected by Landlord.

        Tenant shall permit such consultant to have access to the Additional Premises No. 6 and Tenant's electrical facilities for the foregoing purpose at all reasonable times. The fee of such consultant shall be paid by Tenant unless such consultant finds that Tenant's use does not justify an increase in Fixed Rent, in which case the fee shall be paid by Landlord. When the amount of such adjustment is so determined, Landlord and Tenant shall execute a supplementary agreement to reflect such adjustment, which shall be effective from the date of the increase of such usage as determined by such electrical consultant and be made retroactively if necessary. Any adjustment shall be effective even if such supplementary agreement is not executed and delivered. Pending the determination of the adjustment, Tenant shall pay to Landlord the amount of such adjustment as specified in Landlord's statement. Thereafter if it is determined that Tenant has overpaid, Tenant shall receive a credit against Fixed Rent in the amount of the overpayment, said credit to be applied against the next accruing installment(s) of Fixed Rent.

5. Landlord reserves the right to discontinue furnishing electric energy to the Additional Premises No. 6 at any time upon not less than sixty (60) days notice to Tenant, but in any event, not sooner than Tenant is able to arrange for alternative electric energy. If Landlord exercises such right of termination, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that, from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electric energy to Tenant and the Fixed Rent payable under this Lease shall be reduced by the Electric Inclusion Amount then in effect. If Landlord voluntarily discontinues furnishing electric energy to Tenant, Landlord shall, prior to the effective date of such discontinuance, at Landlord's expense, make such changes in panel boards, feeders, risers, wiring and other conductors and equipment to the extent required to permit Tenant to obtain electric energy directly from the public utility company or other provider. If, on the other hand, Landlord is required by any law, rule, regulation or requirements to discontinue furnishing electric energy to Tenant, Tenant shall reimburse Landlord promptly upon demand for the cost incurred by Landlord in making such changes in panel boards, feeders, risers, wiring and other conductors and equipment in order to permit Tenant to obtain electric energy direct from the public utility company or other provider.

6. If any tax is imposed upon Landlord with respect to electrical energy furnished as a service to Tenant by any government authority, Tenant agrees that, where permitted by law or applicable regulations, Tenant's pro rata share of such taxes shall be reimbursed by Tenant to Landlord upon demand.

7. Landlord shall have the option of installing submeters at Landlord's expense to measure Tenant's consumption of electrical energy. If Landlord exercises such option, the Fixed Rent shall be reduced by an amount equal to the then Electric Inclusion Amount with such reduction to be effective as of the commencement of the operation of such submeters and, commencing at such time, Tenant shall pay to Landlord, as additional rent, on demand made from time to time but no more frequently than monthly, for its use of electrical energy in the Additional Premises No. 6, based upon both consumption and demand factors, at the seasonally adjusted rate then payable by Landlord to the utility company or other provider, plus an amount equal to five (5%) percent thereof to reimburse Landlord for its overhead, administration and supervision in connection therewith. For the purpose of this Paragraph 7 the rate to be paid by Tenant in the event of submetering shall include any taxes, energy charges, demand charges, fuel adjustment charges, rate adjustment charges, or other charges actually imposed in connection therewith. If any tax is imposed upon Landlord's receipts from the sale or resale of electrical energy to Tenant by any federal, state, city or local authority, the pro rata share of such tax allocable to the electrical energy service received by Tenant shall be passed on to and paid by Tenant as additional rent if and to the extent permitted by law.

                                       F-2